Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”) is made and entered into and effective as of this 17th day of March, 2022, by and between CommunityBank of Texas, N.A. (including its successors and assigns, the “Bank”), and Robert R. Franklin, Jr., an individual who resides in the State of Texas (“Executive”). CBTX, Inc., a Texas corporation and sole parent of the Bank (the “Company”) is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make the Company the common law employer of Executive for any purpose.

BACKGROUND

A.                 Executive currently serves as the President, Chairman and Chief Executive Officer of the Company, and as the Chairman and Chief Executive Officer of the Bank, pursuant to that certain Amended and Restated Employment Agreement dated October 17, 2017 (the “Prior Agreement”).

B.                  This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of November 5, 2021 (the “Merger Agreement”), by and between the Company and Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, the Company will merge with and into Allegiance (the “Merger”), with the Company as the surviving entity in a merger of equals (the “Successor Company”). Immediately following the Merger, the Bank will merge (the “Bank Merger”) with and into Allegiance Bank, a Texas banking association (“Allegiance Bank”), with Allegiance Bank continuing as the surviving entity. As used herein, at all times from and after the Bank Merger, references to the “Bank” shall mean Allegiance Bank.

C.                  Executive’s agreement to and compliance with the provisions of Section 6 hereof are a material factor and material inducement to the Company’s participation in the transactions contemplated by the Merger Agreement. Moreover, Executive acknowledges that a substantial portion of the value of the transactions contemplated by the Merger Agreement is Executive’s promises to refrain from competing with the Company, the Bank, Allegiance, Allegiance Bank, or the Successor Company as provided in Section 6 hereof.

D.                 Prior to the Company’s entry into the Merger Agreement, Executive was an owner and/or officer of the Company and an officer of the Bank, and is receiving a considerable benefit as a result of the Merger.

E.                  Immediately following the date and time at which the Merger is consummated, referred to herein as the “Effective Time”, Executive shall continue in employment with the Bank.

AGREEMENT

In consideration of the payments, consents and acknowledgements described below, in consideration of Executive’s continued employment with the Bank, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties agree as follows:

1.                   Term.

(a)                Term of Agreement. Upon the terms and subject to the conditions set forth in this Agreement, the Bank hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment commencing immediately after the Effective Time on the date that includes the Effective Time (the “Commencement Date”). Unless earlier terminated in accordance with Section 4, the term of this Agreement and Executive’s employment hereunder (the “Term”) will be for an initial period (the “Initial Term”) beginning on the Commencement Date and ending on the third (3rd) anniversary of the Commencement Date; provided, that on the third (3rd) anniversary of the Commencement Date and on each anniversary of such date thereafter (such date and each annual anniversary thereof a “Renewal Date”), the Term will automatically extend for a period (a “Renewal Term”) of one (1) year from such Renewal Date unless, at least 60 days before the applicable Renewal Date, either party gives notice to the other that the Term will not be so extended.

(b)                Prior Agreement. From the date of this Agreement until immediately prior to the Effective Time, Executive’s employment with the Bank, and any termination of Executive’s employment from the Bank, shall continue to be subject to and governed by the terms of the Prior Agreement. Subject to Executive’s employment with the Bank from the date of this Agreement until immediately prior to the Effective Time, this Agreement shall amend, supersede and replace the Prior Agreement, in its entirety, effective as of the Effective Time. This Agreement shall be null and void, ab initio, if the Merger Agreement terminates for any reason without consummation of the Merger.

2.                   Position(s); Duties; Location of Employment.

(a)                Position(s). During the Term, Executive will be employed on and after the Commencement Date as the President and Chief Executive Officer of the Company and as Executive Chairman of the Bank. Executive shall have the duties, responsibilities and authority commensurate with such positions and such other duties as may be assigned to him by, as applicable, the Board of Directors of the Successor Company (the “Successor Company Board”) or the Board of Directors of the Bank (the “Bank Board”; together with the Successor Company Board, the “Boards”)) to the extent such other duties also are commensurate with such positions. Executive will report directly to the Boards.

(b)                Duties. During the Term, and excluding any periods of vacation, sick or other leave to which Executive is entitled, Executive agrees to: (a) devote all of his business effort, time, energy, and skill to fulfill his employment duties; (b) faithfully, loyally and diligently perform such duties; and (c) diligently follow and implement all lawful management policies and decisions of the Successor Company and the Bank that are communicated to and applicable to Executive. During his employment hereunder, Executive shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which materially interferes or conflicts with his obligations to the Successor Company or the Bank under this Agreement without the prior written consent of the applicable Board. During the Term, Executive shall serve as a member of each of the Boards (subject to Executive’s nomination and election as a member for subsequent terms) without additional compensation.

(c)                Location. The principal place of employment of Executive shall be the Bank’s executive offices in Houston, Texas, subject to reasonable travel on the business of the Successor Company or the Bank.

3.                   Compensation and Benefits. For the avoidance of doubt, the compensation provided under this Section 3 shall be in consideration for all services rendered by Executive to the Successor Company or the Bank during the Term.

(a)                Base Salary. During the Term, the Bank shall pay to Executive a base salary at the rate of $645,000.00 per year (the “Base Salary”), less applicable withholdings, payable in approximately equal bi-weekly or other installments (no less frequently than monthly) as are or become customary under the Bank’s payroll practices for its other senior executive officers from time to time. The Successor Company Board shall review the Base Salary at least annually and may increase, but not decrease, the Base Salary based on such review.

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(b)                Retirement Plans. During the Term, Executive shall be entitled to participate in any retirement plans available to other senior executive officers of the Bank similarly situated to Executive, and on a basis not less favorable than that provided to such senior executive officers, subject to eligibility requirements and terms and conditions of each such plan, provided that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such plans at any time and from time to time in accordance with their terms and applicable law.

(c)                Incentive Plans. During the Term, Executive shall be entitled to participate in any incentive plans available to other senior executive officers of the Bank similarly situated to Executive, and, subject to eligibility requirements and terms and conditions of each such plan, provided that nothing herein shall limit the ability of the Successor Company or the Bank to amend, modify or terminate any such plans at any time and from time to time (except as set forth below). Without limiting the foregoing:

(i)                 Annual Bonus.

(A)              From and after the Effective Time, for each calendar year during the Term, Executive shall be eligible for an annual incentive bonus (the “Incentive Bonus”) in the target amount of 85% of Executive’s Base Salary in effect as of March 1 of such calendar year (the “Bonus Target”), based upon the achievement of the Successor Company, Bank and/or Executive performance goals, criteria, and/or targets for such calendar year, as determined by the Successor Company Board. With respect to the calendar year in which the Effective Time occurs, for the portion of such calendar year that follows and includes the Effective Time, the Incentive Bonus for such period shall be determined based on the Base Salary set forth in Section 3(a) of this Agreement and shall be equal to the Bonus Target prorated for such portion of the calendar year following the Effective Time. Nothing in this Section 3(c)(i), nor anything else in this Agreement, entitles or shall be interpreted to entitle Executive to any guaranteed minimum Incentive Bonus at any time during the Term and, unless otherwise provided in Section 5(a) or Section 5(b), Executive’s receipt of an Incentive Bonus is expressly contingent upon Executive being actively employed by the Bank through the date that any such Incentive Bonus is actually paid to Executive. All determinations with respect to any Incentive Bonus, including whether applicable Successor Company, Bank and/or Executive performance goals, criteria, and/or targets have been met, shall be made by the Successor Company Board in its sole and reasonable discretion, and shall be final, conclusive, and binding on all parties. Any Incentive Bonus earned shall be payable in cash no later than March 15 of the year following the year in which the bonus is earned in accordance with the Bank’s normal practices for the payment of annual short-term incentives.

(B)              With respect to the portion of the calendar year that precedes the Effective Time, Executive’s cash incentive bonus for such period (the “Pre-Merger Incentive Bonus”) shall be determined in accordance with terms of the Company’s and/or the Bank’s cash incentive program(s) in effect for the portion of the calendar year before the Effective Time, but prorated for the portion of the calendar year preceding the Effective Time. All determinations with respect to the Pre-Merger Incentive Bonus, including whether applicable Company, Bank and/or Executive performance goals, criteria, and/or targets have been met, shall be made by the Successor Company Board in its sole and reasonable discretion, and shall be final, conclusive, and binding on all parties. The Pre-Merger Incentive Bonus, if earned, shall be payable in cash as soon as practicable following the Effective Time.

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(ii)               Stock-Based Awards. During the Term, Executive shall be eligible to participate in the stock award incentive plan of the Successor Corporation as in effect at the applicable time, as the same may be amended or superseded from time to time (the “Equity Plan”). With respect to each calendar year during the Term that begins after the Effective Time, Executive shall be entitled to receive stock-based awards under the Equity Plan with a grant date fair market value (as determined in accordance with the Successor Corporation’s customary equity award valuation method) of no less than 125% of Executive’s Base Salary in effect as of March 1 of such calendar year. All such stock-based awards shall be subject to the terms of the Equity Plan and such other terms and conditions (including service and/or performance vesting conditions, which shall be substantially similar to the conditions that apply to other senior executives) as may be approved by the administrator of the Equity Plan in its sole discretion and set forth in the award agreement evidencing the stock-based awards.

(iii)             Closing Date Equity Award. In consideration for Executive’s execution of this Agreement, including, but not limited to the promises made by Executive in Section 6 of this Agreement, subject to approval as set forth in the terms of the Equity Plan, in accordance with the terms of thereof, the Bank shall cause to be granted to Executive, on a date (the “Grant Date”) that is within 35 days of the Commencement Date, an equity award having a target value of $550,000.00 (the “Target Value”). The equity award will be comprised of a mix of 50% time-based restricted stock (the “Restricted Stock Award”) and 50% performance-based restricted stock (the “Performance Share Award”). The number of shares covered by the Restricted Stock Award and the target number of shares covered by the Performance Share Award will each be determined by dividing 50% of the Target Value by the Conversion Price. The “Conversion Price” shall be equal to A*B, where “A” is the average closing price of CBTX common stock for the twenty (20) trading day period immediately preceding the Commencement Date, and “B” is equal to lesser of (A) 1.00 or (B) 1.00 minus the excess (if any) of (x) the TSR Performance of CBTX over (y) the TSR Performance of the S&P Smallcap Bank Index as of the last day of the Performance Period. “TSR Performance” is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the Performance Period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the Performance Period minus the share price at the beginning of the Performance Period by (ii) the share price at the beginning of the Performance Period. The “Performance Period” is the period that began on November 4, 2021 and ends on the date that is 20 trading days immediately preceding the Commencement Date. The number of shares covered by the Restricted Stock Award and the Performance Share Award after application of the forgoing conversion formula shall be subject to any rounding with respect to fractional shares pursuant to the Equity Plan. The terms and conditions of the Restricted Stock Award and the Performance Share Award shall include, but not be limited to, the terms and conditions specified in Exhibit A.

Executive acknowledges that this Agreement does not represent the grant of the Restricted Stock Award or the Performance Share Award or grant any rights or entitlements as an equity holder in Company or affiliate thereof. The Restricted Stock Award and the Performance Share Award will be granted, subject to the terms and conditions of this Agreement, on the Grant Date pursuant to and be subject to the terms and conditions, including with respect to vesting and forfeiture, of the Equity Plan and of the award agreements evidencing the Restricted Stock Award and the Performance Share Award. If Executive’s employment with the Bank terminates for any reason prior to the Grant Date, the Restricted Stock Award and the Performance Share Award will not be granted.

(d)                Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Bank, if any, to the extent available to other senior executive officers of the Bank similarly situated to Executive and on a basis not less favorable than that provided to such senior executive officers and their eligible dependents, and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time in accordance with their terms and applicable law.

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(e)                Company Automobile. During the Term, Executive shall be entitled to the exclusive use of a company automobile of a type and quality mutually agreed upon by the Bank and Executive and substantially comparable to that furnished to Executive as of the date of this Agreement. The Bank shall make a new automobile available for the use of Executive no less frequently than every three (3) years. All reasonable expenses of maintenance, operation and insurance shall be paid by the Bank or reimbursed by the Bank to Executive. Upon termination of Executive’s employment hereunder for any reason, Executive shall return the company automobile in good working order to the Bank. Executive’s personal use of the company automobile shall be subject to taxation, as required by applicable law.

(f)                 Expenses. During the Term, and subject to Section 12 hereof, Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, including without limitation travel, entertainment and other business expenses, in accordance with the policies, practices and procedures of the Bank to the extent available to other senior executive officers of the Bank similarly situated to Executive and on terms no less favorable than those applicable to other senior executive officers.

(g)                Vacation; Paid Time-Off. During the Term, Executive shall be entitled to six (6) weeks of paid vacation days per calendar year (prorated for partial years) to be used in accordance with the Bank’s vacation policies, as in effect from time to time.  Executive shall receive other paid time-off in accordance with the Bank’s policies for senior executive officers as such policies may exist from time to time.

(h)                Supplemental Executive Retirement Plan. Reference is hereby made to Executive’s 2017 Salary Continuation Agreement dated as of October 28, 2017 (the “SERP”). Executive acknowledges and agrees that no further benefit accruals shall be made under the SERP from and after the Merger Effective Time, and the SERP will terminate at the Merger Effective Time. The Bank agrees to honor and perform its obligations to Executive under the SERP in accordance with the terms of the SERP (as the same may be amended from time to time).

(i)                 Bonus Holdback Amounts. As soon as practicable following the Effective Time, the Bank shall pay Executive a lump sum cash amount equal to the amount credited immediately prior to the Effective Time in respect of Executive’s unfunded bonus holdback arrangement with the Bank (the “Holdback Bonus Arrangement”). Such payment shall be subject to applicable withholdings.

(j)                 Change in Control Severance Plan. In connection with and conditioned upon the Merger, the Company will assume sponsorship of the Allegiance Bancshares, Inc. Change in Control Severance Plan dated January 30, 2020, as amended from time to time (the “CIC Plan”). If Executive is employed by the Bank immediately prior to the Effective Time, the Bank shall cause the Company to take all actions necessary and appropriate (including obtaining any required consents and adopting any required plan amendments) to (A) cause Executive to become a participant in CIC Plan effective as the Effective Time with a “Severance Multiplier” (as defined in the CIC Plan) of no less than 3.0 and severance benefits at least equal to the severance benefits provided to similarly situated senior executive officers of Allegiance who participate in the CIC Plan immediately prior to the Effective Time, and (B) provide that an “Effective Period” (as defined in the CIC Plan) shall apply with respect to Executive for the 18-month period following the Effective Time. During the Term, (x) Executive shall remain eligible to participate in the CIC Plan and (y) the CIC Plan shall not be terminated or otherwise be amended in a manner that is materially adverse to Executive. If the Company is unable for any reason to provide for Executive’s participation in the CIC Plan as contemplated by this Section 3(h), the Company and Executive shall promptly and in good faith negotiate an amendment to this Agreement to provide for severance benefits at least equal to the severance benefits that Executive would have been entitled to receive had Executive been a participant in the CIC Plan on the date of this Agreement with a “Severance Multiplier” of 3.0.

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4.                   Termination of Employment. Executive’s employment hereunder will terminate as provided in this Section 4.

(a)                Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If the Bank determines in good faith that a Disability of Executive has occurred during the Term, the Bank may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(b)                Termination by Bank. The Bank may terminate Executive’s employment during the Term, with or without Cause, immediately on written notice to Executive if with Cause or after thirty (30) days’ written notice if without Cause.

(c)                Termination by Executive. Executive’s employment may be terminated by Executive for any reason or no reason by delivering a Notice of Termination to the Company and the Bank at least thirty (30) days prior to the desired date of termination for Executive (with the thirty (30) day period to be referred to as the “Notice Period”).  During the Notice Period, and at the sole discretion of the Bank, Executive may be relieved of all duties or prohibited from physically working at the Bank’s offices so long as Executive continues to be paid his Base Salary and receive any other amounts owed under this Agreement during such Notice Period.

(d)                Bank Non-Renewal Termination. If the Bank provides Executive with written notice of the Bank’s non-renewal of the Agreement in accordance with Section 1(a), then this Agreement and Executive’s employment hereunder will terminate on the last day of then-current Initial Term or Renewal Term, as applicable, subject to earlier termination as provided in Section 4(a), (b) or (c).

(e)                Executive Non-Renewal Termination. If Executive provides the Bank with written notice of Executive’s non-renewal of the Agreement in accordance with Section 1(a), then this Agreement and Executive’s employment hereunder will terminate on the last day of then-current Initial Term or Renewal Term, as applicable, subject to earlier termination as provided in Section 4(a), (b) or (c).

(f)                 Notice of Termination. Any termination by the Bank with or without Cause and any termination by Executive for any reason or no reason shall be communicated by Notice of Termination to the other party hereto. The failure by the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Bank hereunder or preclude the Bank from asserting such fact or circumstance in enforcing the Bank’s rights hereunder.

5.                   Obligations of the Bank upon Termination. On termination of Executive’s employment during the Term, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company, the Bank, the Successor Company, or any their affiliates.

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(a)                Accrued Compensation. If Executive’s employment with the Bank terminates for any reason, the Bank shall pay or provide to Executive the following:

(i)                 Executive’s earned but unpaid Base Salary through the Executive’s Date of Termination, which for the avoidance of doubt, does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the Initial Term or Renewal Term, as applicable;

(ii)               Payment for any accrued but unused vacation or paid time-off as of the Executive’s Date of Termination, to the extent payment is required under the Bank’s vacation or paid time-off policies;

(iii)             Any earned but unpaid Incentive Bonus, incentive or other cash bonuses for any prior period which remain unpaid as of the Executive’s Date of Termination;

(iv)              Any reimbursements for expenses incurred but not yet paid as of the Executive’s Date of Termination; and

(v)                Any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company or the Bank and in accordance with the terms thereof, including, but not limited to, any amounts payable under the SERP, any deferred compensation arrangements or agreements between Executive and the Company or the Bank, or other benefit plans, in accordance with the terms of such plans, programs or policies. In the event of Executive’s death, the Accrued Compensation shall be paid to Executive’s estate.

The payments and benefits in this Section 5(a) are referred to, collectively, as the “Accrued Compensation”. Payment of the amounts in clauses (i) through (iii) shall be made in a single lump sum payment within 10 business days following the Executive’s Date of Termination (or such earlier date as required by applicable law). Payment of any amounts payable under clause (iv) shall be paid in accordance with the Bank’s expense reimbursement policies. Payments or benefits under clause (v) shall be paid or provided in accordance with the terms of the applicable plan, program, policy or practice or contract or agreement.

(b)                Regular Severance Benefits. If during the Term, (w) the Bank terminates Executive’s employment other than for Cause, (x) Executive’s employment terminates by reason of his Resignation for Good Reason, (y) Executive’s employment with the Bank terminates due to Executive’s death or Disability, or (z) Executive’s employment with the Bank terminates pursuant to Section 4(d), in each case of clauses (w), (x) and (z) at a time that Executive is otherwise willing and able to continue in employment, then, in addition to the Accrued Compensation, Executive shall, subject to Section 5(b)(v) and Section 12 below, be entitled to receive the payments and benefits set forth in this Section 5(b), which shall be paid to Executive as follows:

(i)                 The Bank shall pay Executive an amount (the “Pro Rata Bonus”) equal to the product of (A) the Incentive Bonus, if any, that Executive would have earned for the calendar year in which the Executive’s Date of Termination occurs based on achievement, through the Executive’s Date of Termination, of the applicable performance goals for such year as determined by the Bank and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Bank during the year of termination and the denominator of which is the number of days in such year, in a lump sum in cash payable within sixty (60) days following the Executive’s Date of Termination, provided, that if such sixty (60) day period begins in one taxable year and ends in the subsequent taxable year, then such payment shall not occur before the first day in the second of such two taxable years.

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(ii)               The Bank shall pay Executive in a lump sum in cash in the amount (the “Severance Amount”) of the greater of (A) $1,500,000.00 or (B) the product of (I) two, multiplied by (II) Executive’s then-current Base Salary. The Severance Amount shall be payable within sixty (60) days following the Executive’s Date of Termination, provided, that if such sixty (60) day period begins in one taxable year and ends in the subsequent taxable year, then such payment shall not occur before the first day in the second of such two taxable years.

(iii)             The Bank shall pay Executive a lump sum in cash in the amount of the product of (A) eighteen (18), multiplied by (B) the full monthly cost of premiums Executive would pay in the first calendar month immediately following the calendar month that includes the Executive’s Date of Termination if Executive timely elected to continue coverage at the level in effect immediately prior to the Executive’s Date of Termination in any Bank group medical, dental, vision or prescription drug plans in which Executive or Executive’s eligible dependents are entitled to continue participation under Section 4980B of the Code or other similar applicable law (the “Health Coverage Benefit”), payable within sixty (60) days following the Executive’s Date of Termination, provided, that if such sixty (60) day period begins in one taxable year and ends in the subsequent taxable year, then such payment shall not occur before the first day in the second of such two taxable years.

(iv)              Executive will be deemed to have satisfied all service-based vesting conditions applicable to (A) the Restricted Stock Award, (B) the Performance Share Award, and (C) all other outstanding and unvested equity awards held by Executive on Executive’s Date of Termination that were granted more than one (1) year before Executive’s Date of Termination. With respect to the Performance Share Award (if applicable) and any other performance-based equity award (or portion thereof) for which the service-based vesting condition has been satisfied (or deemed satisfied by reason of this Section 5(b)(iv)) as of Executive’s Date of Termination, such award shall continue in accordance with the terms of the applicable award agreement and, for avoidance of doubt, shall vest or be forfeited in accordance with the terms of the applicable award agreement and based on actual performance for the applicable performance period. If applicable, the settlement of such performance-based equity award (or portion thereof) shall occur at such time(s) as such performance-based equity award (or portion thereof) would have been settled had Executive continued his employment with the Bank.

(v)                Notwithstanding the foregoing, the Bank shall be obligated to provide the payments and benefits described in Section 5(b)(i) through (iv) only if (A) within fifty-two (52) days after the Executive’s Date of Termination Executive shall have timely executed and returned to the Bank a separation and release agreement in a customary form prescribed by the Bank (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 6 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 6 hereof, then Executive shall not be entitled to the Pro Rata Bonus, Severance Amount, or Health Coverage Benefit. The Release Agreement must be executed and all revocation periods shall have expired within 60 days after the Executive’s Date of Termination; failing which all payments and benefits conditioned thereupon shall be forfeited.

(vi)              If Executive’s employment with the Bank is terminated during an Effective Period as defined in the CIC Plan (as modified by this Agreement), Executive shall be eligible to receive the severance benefits described in Section 4 of the CIC Plan, pursuant to the terms and conditions of the CIC Plan. For the avoidance of doubt, as set forth in Section 4.5 of the CIC Plan, any severance benefits payable to Executive under the CIC Plan shall be reduced by and not in addition to any severance benefits payable to Executive pursuant to Section 5(b)(i), (ii) or (iii) of this Agreement.

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(c)                Termination for Cause; Resignation by Executive other than Resignation for Good Reason; Termination Upon Executive’s Non-Renewal. If, during the Term, Executive’s employment is terminated by the Bank for Cause or by Executive other than by reason of a Resignation for Good Reason, or if Executive’s employment terminates pursuant to Section 4(c), then the Bank shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of the Accrued Compensation.

(d)                Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Boards and the boards of directors of any subsidiary on which he serves, if any, and resignation as an officer of the Bank, the Successor Company and of any of the subsidiaries for which he serves as an officer.

6.                   Restrictive Covenants. For purposes of this Section 6 and the Definitions in Section 7 that are used in this Section 6, references to the “Bank” shall include the Bank, the Company, Allegiance, Allegiance Bank, and their affiliates. For the avoidance of doubt, the Restrictive Covenants contained in this Section 6, as well as any other provisions of this Agreement necessary to interpret or enforce the Restrictive Covenants, shall survive termination of this Agreement at any time or termination of Executive’s employment for any reason, and shall continue to be in full force and effect in accordance with their terms.

(a)                Acknowledgments.

(i)                 Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Bank, is not known in the trade or disclosed to the public, and would materially harm the Bank’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that he is being provided and entrusted with access to the Bank’s customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Bank would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Bank’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Bank and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(ii)               Potential Unfair Competition. Executive acknowledges and agrees that as a result of his employment with the Successor Company and the Bank, his knowledge of and access to Confidential Information, and his relationships with the Bank’s customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(iii)             No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Successor Company and the Bank terminates, he possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Agreement.

(iv)              Voluntary Execution. Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

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(b)                Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Bank, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Bank to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that he shall fully cooperate with the Bank in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive. Executive understands and acknowledges that nothing in this Section 6 limits his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.

(c)                Non-Competition. Executive agrees that, during the Restricted Non-Compete Period, he will not, without prior written consent of the Bank, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise, where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company engaged in the Competitive Services, so long as Executive does not serve on the board of directors of such company, does not engage in the management of such company and has no active participation in the Competitive Services of such company. Notwithstanding the foregoing, Executive shall not be subject to the non-competition restrictions set forth in this Section in the event Executive’s employment terminates due to Executive’s death.

(d)                Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Non-Solicit Period, he shall not, without the prior written consent of the Bank, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, service take away, or attempt to solicit, divert, service or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services. Notwithstanding the foregoing, Executive shall not be subject to the non-solicitation restrictions set forth in this Section in the event Executive’s employment terminates, at any time, due to Executive’s death.

(e)                Non-Recruitment of Employees. Executive agrees that during the Restricted Non-Solicit Period, he shall not, without the prior written consent of the Bank, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, call on, solicit or induce any employee of the Bank whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank to terminate employment from the Bank, or hire or retain any former employee of the Bank whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank and whose employment with the Bank terminated in the three-month period immediately preceding such hiring or retention. Notwithstanding the foregoing, Executive shall not be subject to the non-recruitment restrictions set forth in this Section in the event Executive’s employment terminates at any time due to Executive’s death or Disability.

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(f)                 Proprietary Rights.

(i)                 Ownership and Assignment of Protected Works. Executive agrees that any and all Confidential Information and Protected Works are the sole property of the Bank, and that no compensation in addition to Executive’s base salary is due to Executive for development or transfer of such Protected Works. Executive agrees that he shall promptly disclose in writing to the Bank the existence of any Protected Works. Executive hereby assigns and agrees to assign all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Bank. Executive shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Bank without written permission from the Bank and then only subject to the terms of such permission. Executive further agrees that he will communicate to the Bank any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Bank. Executive agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Bank or others designated by the Bank. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Bank for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Bank.

Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to the Bank any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Bank was used and which was developed entirely on Executive’s own time, unless (A) the invention relates (1) directly to the business of the Bank, or (2) to the Bank’s actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by Executive for the Bank. Executive likewise will not be obligated to assign to the Bank any Protected Work that is conceived by Executive after Executive leaves the employ of the Successor Company and the Bank, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of his employment with the Successor Company and the Bank. Similarly, Executive will not be obligated to assign any Protected Work to the Bank that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Bank. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Successor Company and the Bank.

(ii)               No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Bank.

(iii)             Works Made for Hire. The Bank and Executive acknowledge that in the course of his employment with the Successor Company and the Bank, Executive may from time to time create for the Bank copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Bank’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Bank are specifically intended to be works made for hire by Executive, and Executive shall cooperate with the Bank in the protection of the Bank’s copyrights in such works and, to the extent deemed desirable by the Bank, the registration of such copyrights.

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(g)                Return of Materials. Executive agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Bank on or prior to the Executive’s Date of Termination, or at any other time the Bank requests such return, any and all property of the Bank that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Bank and its business (regardless of form, but specifically including all electronic files and data of the Bank), together with all Protected Works and Confidential Information belonging to the Bank or that Executive received from or through his employment with the Bank. Executive will not make, distribute, or retain copies of any such information or property.

(h)                Enforcement of Restrictive Covenants. For the avoidance of doubt, nothing in this Section 6(h) limits the remedies available to the Bank under Section 13 hereof.

(i)                 Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches any of the Restrictive Covenants, the Bank shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the Restricted Non-Compete Period and Restricted Non-Solicit Period, as applicable, shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Non-Compete Period and Restricted Non-Solicit Period, as applicable. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity. The Bank’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(ii)               Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants, or any other provision of this Section 6, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Bank’s legitimate business interests and may be enforced by the Bank to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

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(i)                 Existing Covenants. Executive represents and warrants that his employment with Bank does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to the Bank or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.

(j)                 Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Non-Compete Period and Restricted Non-Solicit Period, as applicable, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender within the Restricted Territory prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Bank shall have the right to make any such prospective employer, business partner, investor or lender of Executive within the Restricted Territory aware of the existence and terms of this Agreement.

(k)                Immunity Notice And Lawful Communications.  Notwithstanding any other provision of this Agreement: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (ii) if Executive files a lawsuit for retaliation, Executive may disclose the Bank’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement prevents Executive from testifying at a hearing, deposition, or in court in response to a lawful subpoena.  Likewise, nothing in this Agreement, limits Executive’s ability to communicate with government agencies, including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), the United States Department of Justice, Congress, any agency Inspector General or any other federal, state or local governmental agency commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Bank.

7.                   Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)                “Cause” means a determination by the Bank Board after the process described below that any of the following has occurred:

(i)                 Executive’s failure to follow the reasonable directions of the Successor Company Board or the Bank Board and the failure to cure such failure to the satisfaction of the applicable Board within thirty (30) days after receipt of written notice from the applicable Board specifying the particulars of the failure;

(ii)               Executive’s willful violation of any laws, rules or regulations applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking, or any other applicable regulatory authority);

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(iii)             Executive’s material failure to comply with the Successor Company’s or the Bank’s policies or guidelines of employment or corporate governance policies or guidelines, including, without limitation, any business code of ethics adopted by the Successor Company or the Bank, provided Executive has been notified of or is aware of such policies or guidelines and that in any such case, if capable of being cured, is not cured by Executive within thirty (30) days of written notice by the Successor Company Board or the Bank Board (as applicable) of the material failure

(iv)            any act of fraud, misappropriation or embezzlement by Executive committed in connection with the business of the Successor Company or the Bank which results or is likely to result in any material harm to the Successor Company or the Bank;

(v)              a material breach of this Agreement, including, without limitation, a breach of Section 6 hereof, that, if such material breach is capable of being cured, is not cured by Executive within thirty (30) days of written notice by the Successor Company Board or the Bank Board of the breach; or

(vi)            Executive’s conviction of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Successor Company or the Bank, if such results or is likely to result in any material harm to the Successor Company or the Bank, including the reputation of the Successor Company or the Bank.

(b)                “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(c)                “Competitive Services” means: (i) engaging in any business conducted by the Bank related to community banking and/or financial activities in which the Bank is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period, and which are similar to the job, tasks, functions and responsibilities Executive performed or provided for the Bank; or (ii) rendering advice or services to, or otherwise assisting, any other person, association or entity in the business of (i) above if such advice, services, or assistance is related to the business of (i) above. For purposes of this definition of Competitive Services, references to the “Bank” shall include the Bank, the Successor Company, Allegiance, Allegiance Bank, and their affiliates.

(d)                “Confidential Information” means any and all data and information relating to the Bank, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of his employment with the Bank; (ii) has value to the Bank; and (iii) is not generally known outside of the Bank. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Bank: trade secrets (as defined by Texas Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Bank, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Bank. In addition to data and information relating to the Bank, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Bank by such third party, and that the Bank has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank. For purposes of this definition of Confidential Information, references to the “Bank” shall include the Bank, the Successor Company, Allegiance, Allegiance Bank, and their affiliates.

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(e)                “Disability” shall mean a condition for which benefits are payable to Executive under any long-term disability insurance coverage then provided to Executive by the Successor Company or the Bank; or, if no such coverage is then being provided, the inability of Executive, as reasonably determined by the Successor Company or the Bank, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for (A) 120 days out of any 300-day period or (B) a period of 100 consecutive days. At the request of Executive or his personal representative, the determination by the Successor Company or the Bank that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Successor Company or the Bank.

(f)                 “Executive’s Date of Termination” means Executive’s last day of employment with the Bank.

(g)                “Material Contact” means contact between Executive and a customer or potential customer of the Bank during the last year of Executive’s employment with the Bank (i) with whom or which Executive has or had dealings on behalf of the Bank; (ii) whose dealings with the Bank are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Bank; or (iv) who receives products or services of the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to Executive’s Date of Termination. For purposes of this definition of Material Contact, references to the “Bank” shall include the Bank, the Successor Company, Allegiance, Allegiance Bank, and their affiliates.

(h)                “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, generally identifies the basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the Executive’s Date of Termination.

(i)                 “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(j)                 “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(k)                “Protected Customer” means any Person to whom the Bank has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Bank during his employment with the Bank. For purposes of this definition of Protected Customer, references to the “Bank” shall include the Bank, the Company, Allegiance, Allegiance Bank, and their affiliates.

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(l)                 “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under his direction, during the period of his employment, or conceived, produced or used or intended for use by or on behalf of the Bank or its customers. For purposes of this definition of Protected Work, references to the “Bank” shall include Bank, the Company, Allegiance, Allegiance Bank, and their affiliates.

(m)               “Resignation for Good Reason” means Executive’s termination of his employment with the Bank after (without Executive’s written consent) any of the following events occurring on or after the Commencement Date:

(i)                a material and adverse change in Executive’s title, authority, reporting relationship(s), or responsibilities;

(ii)               a material reduction in Executive’s base salary as in effect on the date of this Agreement;

(iii)             any assignment of duties that are materially inconsistent with and adverse to Executive’s position or that are materially and adversely inconsistent with Executive’s position and duties described in this Agreement;

(iv)             a material breach of a material provision of this Agreement by the Bank; or

(v)             the relocation of Executive to any principal place of employment other than the Houston, Texas metropolitan area, provided, however, this subsection (iv) shall not apply in the case of business travel which requires Executive to relocate temporarily for periods of ninety (90) days or less.

A termination by Executive shall not constitute Resignation for Good Reason unless (i) Executive shall first have delivered to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to a Resignation for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event) (the “Material Breach Notice”), (ii) the Bank has not corrected, rescinded or reversed, in all material respects, the circumstances giving rise to the Resignation for Good Reason (as identified by Executive in the Material Breach Notice) within thirty (30) days following its receipt of such Material Breach Notice, and (iii) Executive terminates employment within one hundred thirty (130) days after the initial occurrence of such occurrence supporting Resignation for Good Reason. For purposes of a Resignation for Good Reason, Executive’s required Notice Period pursuant to Section 4(c) hereof shall be ten (10) days.

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(n)                “Restricted Non-Compete Period” means any time from the Commencement Date of this Agreement through the date that is two (2) years after Executive’s Date of Termination. For purposes of this definition of Restricted Non-Compete Period, references to the “Bank” shall include the Bank, the Successor Company, Allegiance, Allegiance Bank, and their affiliates.

(o)                “Restricted Non-Solicit Period” means any time from the Commencement Date of this Agreement through the date that is two (2) years after Executive’s Date of Termination. For purposes of this definition of Restricted Non-Compete Period, references to the “Bank” shall include the Bank, the Successor Company, Allegiance, Allegiance Bank, and their affiliates.

(p)                “Restricted Territory” means anywhere within a fifty (50) mile radius of any Bank office, branch, loan production office, or deposit production office that existed at any time during the Restricted Non-Compete Period or exists as of the Executive’s Date of Termination. Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the restricted area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. For purposes of this definition of Restricted Territory, references to the “Bank” shall include the Bank, the Successor Company, Allegiance, Allegiance Bank, and their affiliates.

(q)                “Restrictive Covenants” means the restrictive covenants contained in Section 6 hereof.

8.                   Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Bank or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Bank or any of its affiliated companies at or subsequent to the Executive’s Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9.                   Full Settlement; No Mitigation. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

10.               Successors. This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement can be assigned by the Bank and shall be binding and inure to the benefit of the Bank and its successors and assigns.

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11.               Code Section 280G.

(a)                Notwithstanding anything in this Agreement or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by the Bank or any of parent or subsidiary entity of the Bank making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of tax imposed by Section 4999 of the Code (and similar state and local laws) to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                Any determination required under this Section 11 shall be made in writing in good faith by an accounting firm selected in good faith by the Bank (the “Accountants”). The Bank and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. For purposes of making the calculations and determinations required by this Section 11, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Bank and Executive.

12.               Code Section 409A.

(a)                General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (collectively, “Section 409A”).

(b)                Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A. This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.

(c)                Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided, without interest, on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)                Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including but not limited to Section 5, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A.

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(e)                Timing of Reimbursements and In-Kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f)                 Permitted Acceleration. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

13.               Regulatory Action.

(a)                If Executive is removed or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order.

(b)                If Executive is suspended or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)                If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d)                All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Bank (i) by the director of the FDIC or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

14.               Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Executive by the Successor Company or the Bank shall be subject to any compensation recoupment policy that the Successor Company or the Bank may adopt from time to time that is applicable by its terms to Executive. In addition, the Compensation Committee may specify in any written documentation memorializing an incentive award that Executive’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company or Bank policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants, (iv) other conduct by Executive that is detrimental to the business or reputation of the Successor Company or the Bank or any affiliate, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Executive caused or contributed to such material inaccuracy. The reduction, cancellation, forfeiture and recoupment rights associated with any equity awards or similar awards granted to Executive, if any, shall be as provided in the award certificate memorializing any such award.

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15.               Indemnification. The Bank shall indemnify Executive for liabilities incurred by him while acting in good faith in his capacity as a director or an officer to the fullest extent provided for any other officer or director of the Bank. To the extent the Bank maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer or director of the Bank. The Bank’s obligations under this Section 15 shall survive any termination of this Agreement and Executive’s employment hereunder.

16.               Miscellaneous.

(a)                Applicable Law; Forum Selection; Consent to Jurisdiction. The Bank and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles. Executive agrees that venue for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be exclusively in the state courts of Harris County, Texas. With respect to any such court action, Executive hereby irrevocably submits to the personal jurisdiction of such courts. The parties hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)                Non-Duplication. Notwithstanding anything to the contrary in this Agreement, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any general severance policy or other severance plan (including the Allegiance Bank Texas Severance Plan, as amended, but excluding the CIC Plan, subject to Section 4.5 thereof) maintained by the Successor Company or the Bank; provided, however, that, for avoidance of doubt, this Section 16(b) shall not (i) negate Executive’s right to receive any amount under the Allegiance Bank Texas Severance Plan if such amounts would be payable prior to the date on which amounts hereunder would be paid (provided, further, that in such event, any amounts payable pursuant to Section 5(b) shall be reduced by the amount payable under the Allegiance Bank Texas Severance Plan) or (ii) apply to any equity awards granted to Executive, or any amounts payable to Executive pursuant to any deferred compensation or similar plan or agreement that may contain provisions operative on a termination of Executive’s employment.

(c)                Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)                Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)                Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: On file with the Bank

If to the Bank before the Effective Time:

CommunityBank of Texas, N.A.

9 Greenway Plaza, Suite 900

Houston, Texas 77046

Attention: General Counsel

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If to the Bank from and after the Effective Time:

Allegiance Bank

8727 W. Sam Houston Parkway N.,

Houston, Texas 77040

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)                 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)                Withholding. The Bank shall have the right to withhold from any amount payable hereunder or referenced herein any Federal, state, and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation. For avoidance of doubt, all payments and benefits payable to Executive hereunder or referenced herein are subject to applicable withholdings and deduction.

(h)                No Guarantee of Tax Consequences. None of the Successor Company, the Bank, either Board or officers, representatives, agents or affiliates of any of the foregoing makes any guarantee, promise or representation to Executive (or any person claiming through or on behalf of Executive) that any particular tax treatment will (or will not) apply to any amounts payable pursuant to this Agreement or assumes any liability or obligation with respect thereto.

(i)                 Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(j)                 Entire Agreement. This Agreement and the CIC Plan contain the entire agreement between the Bank and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, other than the CIC Plan, between the parties relating to the subject matter of this Agreement, including but not limited to any prior discussions, understandings, or agreements between the parties, written or oral, at any time.

(k)                Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(l)                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

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In Witness Whereof, the parties have executed this Agreement effective as of the day and year first above written.

COMMUNITYBANK OF TEXAS, N.A.

By:	/s/ Michael A. Havard
Name:	Michael A. Havard
Title:	Director

CBTX, INC.

By:	/s/ Michael A. Havard
Name:	Michael A. Havard
Title:	Director

EXECUTIVE

/s/ Robert R. Franklin, Jr.
Name:	Robert R. Franklin, Jr.

{Signature Page to Executive Employment Agreement}

EXHIBIT A

Restricted Stock Award: The shares subject to the Restricted Stock Award will vest 33 1/3% per year on the first, second and third anniversaries of the date on which the Effective Time occurs and be issued pursuant to the form of restricted stock award agreement under the Equity Plan, in all cases subject to continued employment (except as otherwise provided in Section 5(b)(iv) of the Employment Agreement).

Performance Share Award: The Performance Share Award will be issued pursuant to a performance share award agreement under the Equity Plan. The earned shares (if any) under the Performance Share Award will vest on the third anniversary of the date on which the Effective Time occurs, in all cases subject to continued employment (except as otherwise provided in Section 5(b)(iv) of the Employment Agreement). The number of shares that may be earned under the Performance Share Award shall be between 0% and 300% of the target number of shares covered by the Performance Share Award, with such number of earned shares determined based on the performance criteria attached as Annex I.

{Exhibit A to Executive Employment Agreement}

ANNEX I

Performance Criteria for Performance Shares